EXHIBIT 24



                              CONFIRMING STATEMENT


         This Statement confirms that the undersigned, Dayle L. Seneff, has authorized and designated James M. Seneff, Jr. to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of CNL Restaurant Properties, Inc., formerly known as CNL American Properties Fund, Inc. The authority of James M. Seneff, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to her ownership of or transactions in securities of CNL Restaurant Properties, Inc., unless earlier revoked in writing. The undersigned acknowledges that James M. Seneff, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  September 25, 2003



                                               /s/ Dayle L. Seneff
                                               --------------------------
                                               Dayle L. Seneff